Exhibit 5.1

August 18, 2022

Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118

Re:	Chesapeake Energy Corporation - Registration Statement on Form S-4

Ladies and Gentlemen:

We serve as Oklahoma counsel to Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”) in connection with the registration statement on Form S-4 (the “Registration Statement”), including the prospectus/offers to exchange contained therein (as supplemented, the “Prospectus/Offers to Exchange”), dated as of this date and filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates an offer to exchange the Company’s outstanding Class A warrants, Class B warrants, and Class C warrants (the “Warrants”), each to purchase shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), for shares of Common Stock (the “Offered Shares”), as described in the Prospectus/Offers to Exchange.

In preparing this Opinion Letter, we have reviewed the following:

(i)	Copies of the Company’s certificate of incorporation and bylaws, as amended (the “Organizational Documents”);

(ii)	The Registration Statement, including the Prospectus/Offers to Exchange and the exhibits, and

(iii)	Originals or copies, certified or otherwise identified to our satisfaction, of such other instruments and other certificates of public officials and of officers the Company as we have deemed appropriate as a basis for our opinions.

We have assumed: (i) the genuineness of any signatures on all documents we have reviewed; (ii) the legal capacity of natural persons who have executed all documents we have reviewed; (iii) the authority of each individual to sign in its representative capacity (other than on behalf of the Company) any document reviewed by us, (iv) the authenticity of all documents submitted to us as originals; (v) the conformity to originals of all documents submitted as copies and the authenticity of the originals of such copies; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and relied upon; (vii) the accuracy, completeness and authenticity of certificates of public officials; and (viii) the Registration Statement and the Organizational Documents of the Company, each as amended to this date, will not be amended after this date in a manner that would affect the validity of our opinions. We have relied upon a certificate and other assurances of officers of the Company as to factual matters without having independently verified those factual matters.

We have further assumed that:

(i)	Any certificates for the Offered Shares will be in a form approved by the board of directors of the Company (the “Board”), and otherwise compliant with law, and will have been duly executed, countersigned, registered and delivered;

(ii)	The Warrants have been validly authorized, executed and delivered by, and are enforceable against, the Company;

(iii)	The Registration Statement will have become effective under the Securities Act and complies with applicable law;

(iv)	The Prospectus/Offers to Exchange will comply with applicable law and will have been prepared and filed with the Commission describing the Offered Shares;

(v)	The Offered Shares will be issued and exchanged in compliance with Federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus/Offers to Exchange; and

(vi)	All corporate or other action required to be taken by the Company to duly authorize the issuance of the Offered Shares and any related documentation, including the execution (in the case of certificated Offered Shares) and delivery of the Offered Shares, and other related documentation shall have been duly completed and shall remain in full force and effect.

Our opinions are limited to matters governed by the laws of the State of Oklahoma, and we express no opinion as to the laws of any other jurisdiction or as to the effect of or compliance with any state securities or blue sky laws.

We are providing this Opinion Letter to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Our opinions do not include any implied opinion unless such implied opinion is both essential to the legal conclusion reached by the express opinions set forth below and based upon prevailing norms and expectations reasonably applied among experienced lawyers in the State of Oklahoma. Our opinions are limited to matters governed by the laws of the State of Oklahoma that experienced Oklahoma lawyers exercising customary professional diligence would reasonably be expected to recognize as applicable to the Company, the Offered Shares or the exchange of Warrants for Offered Shares. The applicable laws do not include specialized or local laws, rules or regulations, including state securities or blue sky laws, that are not applied customarily in opinion practice without express direction.

Based upon the foregoing and on such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications set forth in this Opinion Letter and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that:

1.     The Company is validly existing as a corporation under the laws of the State of Oklahoma, is in good standing under such laws, has the corporate power and authority under such laws to issue the Offered Shares.

2.     The Board has taken all necessary corporate action under Oklahoma law to authorize and approve the execution and filing of the Registration Statement.

3.     The Offered Shares to be offered and issued under the Registration Statement and the Prospectus/Offers to Exchange will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus/Offers to Exchange and to the filing of this Opinion Letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the applicable rules and regulations of the Commission.

Very truly yours,

/s/ Derrick & Briggs, LLP